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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) -- November 5, 2003


                               WOLOHAN LUMBER CO.
             (Exact name of registrant as specified in its charter)



         Michigan                      0-6169                 38-1746752
(State or other jurisdiction        (Commission             (IRS Employer
     of incorporation)              File Number)          Identification No.)





  1740 Midland Road, Saginaw, Michigan                       48603
(Address of principal executive offices)                    Zip Code




Registrant's telephone number, including area code -- (989) 793-4532


Former Name or Former Address, if changed since last Report

         Not applicable


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Item 5.  Other Events

         At a Special Meeting of the Shareholders of Wolohan Lumber Co. (the "Company") held on November 5, 2003 the shareholders approved the merger (the "Merger") of Wolohan Acquisition Co. into the Company with the Company as the surviving corporation. Of the 2,042,688 shares of Common Stock outstanding and entitled to vote at the meeting, 1,754,860 shares (or 85.9%) were represented at the meeting in person or by proxy. Of these, 1,754,860 shares, 1,713,141 were voted in favor of the Merger, 40,960 shares were voted against the Merger and 759 shares abstained from voting.

         On November 5, 2003 a Certificate of Merger required to consummate the Merger was filed with the Michigan Department of Consumer and Industry Services -- Corporate, Securities and Land Development Bureau.

         Under the terms of the Merger, each outstanding share of Common Stock, other than Common Stock owned by certain current shareholders and members of management of the Company, has been converted into the right to receive $25.75 in cash without interest thereon.

         Registrar and Transfer Company has been retained to serve as the Paying Agent. Letters of Transmittal, together with instructions relating thereto, are expected to be provided promptly to Company shareholders of record so that such shareholders may receive the merger consideration.

         A copy of the press release, dated November 5, 2003, issued by the Company relating to the consummation of the Merger is attached hereto.







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Item 7.           EXHIBITS.


      99.1        Press Release of Wolohan Lumber Co. dated November 5, 2003
















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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    November 5, 2003


                                             WOLOHAN LUMBER CO.


                                      By:    /s/ James L. Wolohan
                                             -----------------------------------
                                             James L. Wolohan
                                             President and
                                             Chief Executive Officer







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                                  Exhibit Index

                                   Description

      99.1        Press Release of Wolohan Lumber Co. dated November 5, 2003